Exhibit 10.2
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Pyxus International, Inc.
Amended and Restated 2020 Incentive Plan

Form of Performance-based Stock Unit Award Agreement

This Performance-Based Stock Unit Award Agreement (this "Agreement"), made effective as of [_______________] (the "Date of Award"), between Pyxus International, Inc., a Virginia corporation (the "Company"), and [____________] (the "Participant"), is made pursuant and subject to the provisions of the Pyxus International, Inc. Amended and Restated 2020 Incentive Plan (the "Plan"), a copy of which has been made available to the Participant.
RECITAL:
The Plan provides for the grant of Performance-based Stock Unit Awards to eligible employees designated by the Committee. The Committee has determined that Performance-based Stock Unit Awards will encourage eligible employees to contribute to the profits and growth of the Company and its Affiliates, and that the Participant can be expected to make such a contribution.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meaning set forth for those terms in the Plan.
2.    Performance-based Stock Unit Award. The Company grants [________________] Stock Units to the Participant as of the Date of Award specified above, subject to the terms and conditions, including the vesting requirements, set forth in the Plan and this Agreement (the "Performance-based Stock Units").
3.    Vesting.
a.    Performance Criteria. Vesting of the Performance-based Stock Units will depend on the occurrence of any of the following events (the earliest of which to occur being referred to as the "Liquidity Event"): (i) an event qualifying as a Change in Control under Section 1.05(b) of the Plan (a "Merger Event"), (ii) an event qualifying as a Change in Control under Section 1.05(c) of the Plan (an "Asset Sale Event"), or (iii) the listing of Common Stock on a securities exchange that is registered with the Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, or on a foreign securities exchange approved by the Committee in its sole and absolute discretion (a "Listing Event"). The amount of the Performance-based Stock Units that will vest, and the amount of shares of Common Stock to be paid out with respect to vested Performance-based Stock Units, will depend on the per share price of Common Stock with respect to the Liquidity Event (the "Per Share Price") determined as follows: (i) in the event that the Liquidity Event is a Merger Event, the Per Share Price shall be the sum of the per share value of cash consideration to be received by holders of Common Stock generally in the Merger Event plus the per share value of non-cash consideration to be received by holders of Common Stock generally in the Merger Event, as the value of such non-cash consideration is determined by the Committee in its sole and absolute discretion; (ii) in the event that the Liquidity Event is an Asset Sale Event, the Per Share Price shall be the per share value of consideration to be distributed to holders of

Common Stock generally in a dissolution of the Company following an Asset Sale Event, as the value of such consideration is determined by the Committee in its sole and absolute discretion; and (iii) in the event that the Liquidity Event is a Listing Event, the Per Share Price shall be the average per share closing price of Common Stock on such national securities exchange or foreign securities exchange over the five consecutive trading days commencing upon the occurrence of the Listing Event. Exhibit A attached hereto sets forth a target level for Performance–based Stock Units to be vested based on the specified target Per Share Price and the maximum level for Performance–based Stock Units to be vested based on the specified maximum Per Share Price. In the event that the Per Share Price of the Liquidity Event is less than the specified target level, no shares of Common Stock shall be paid out with respect thereto. In the event that the Per Share Price of the Liquidity Event equals or exceeds the specified target level, the Performance–based Stock Units will vest, with shares of Common Stock equal to 100% of the target amount of such Performance–based Stock Units to be paid out if the Per Share Price is at the specified target level and shares of Common Stock equal to 200% of the target amount of such Performance–based Stock Units if the Per Share Price is at or above the specified maximum level, with the amount of shares of Common Stock to be paid out being extrapolated by the Committee in any manner determined by it in good faith for a Per Share Price between these respective points. The payment with respect to vested Performance-based Stock Units shall be effected as provided in Section 4.
b.    Certification. As soon as practicable in connection with the Liquidity Event, the Committee shall certify the Price Per Share and the payout for the Performance-based Stock Units pursuant to Section 3(a). Any fractional share of Common Stock to be delivered in payment of a Performance-based Stock Unit shall be rounded up to the nearest whole number. The Performance-based Stock Units so certified shall be deemed to be vested as of the date of the Liquidity Event. Notwithstanding any provision of this Agreement to the contrary, the Committee in its discretion may adjust the number of shares of Common Stock payable upon settlement of Performance-based Stock Units in recognition of such performance or other factors that the Committee deems relevant.
c.    Effect of Termination of Employment. Notwithstanding anything to the contrary herein, except as otherwise set forth in clauses (i) and (ii) of this Section 3(c) below, all of a Participant’s vested and unvested Performance-based Stock Units shall be forfeited, and the Participant shall not be entitled to any payment with respect to the Performance-based Stock Units awarded hereby, upon termination of the Participant from the employ of the Company and its Affiliates (including a voluntary termination of employment by the Participant or a termination of the Participant’s employment by the Company for Cause) at any time prior to the vesting of the Performance-based Stock Units.
i.    Retirement, Disability or Involuntary Termination Without Cause. A Participant’s Performance-based Stock Units shall not be forfeited, and the Participant shall remain entitled to payment with respect to the Performance-based Stock Units awarded hereby, upon termination of the Participant from the employ of the Company and its Affiliates at any time within six (6) months prior to the occurrence of the Liquidity Event as a result of the Participant’s Retirement, the termination of the Participant’s active employment with the Company and its Affiliates as a result of Disability or the involuntary termination of the Participant from the employ of the Company and its Affiliates without Cause; provided that the number of the shares of Common Stock to be paid upon settlement of the Performance-based Stock Units that would otherwise be payable based on the certification pursuant to Section 3(b) shall instead be prorated (rounded up to the nearest whole share) based on the ratio of the number of days during the period beginning April 1, 2024, and ending the date of the occurrence of the Liquidity

Event (the “Pro-Ration Period”) that the Participant remained in the continuous employ of the Company or one of its Affiliates through the date of such termination of employment due to Retirement, Disability or involuntary termination without Cause, to the total number of days in the Pro-Ration Period. The Performance-based Stock Units shall not be vested, and the Participant shall not be entitled to receive settlement of the Performance-based Stock Units until the certification is made by the Committee pursuant to Section 3(b).
ii.    Death. A Participant’s Performance-based Stock Units shall not be forfeited, and the Participant shall remain entitled to payment with respect to the Performance-based Stock Units awarded hereby, upon termination of the Participant from the employ of the Company and its Affiliates at any time within six (6) months prior to the occurrence of the Liquidity Event as a result of the Participant’s death; provided that the number of the shares of Common Stock to be paid upon settlement of the Performance-based Stock Units that would otherwise be payable based on the certification pursuant to Section 3(b) shall instead be prorated (rounded up to the nearest whole share) based on the ratio of the number of days during the Pro-Ration Period that the Participant remained in the continuous employ of the Company or one of its Affiliates through the date of such termination of employment due to the Participant’s death to the total number of days in the Pro-Ration Period. The Performance-based Stock Units shall not be vested, and the Participant shall not be entitled to receive settlement of the Performance-based Stock Units until the certification is made by the Committee pursuant to Section 3(b).
iii.    Definitions. For purposes of this Agreement, "Retirement" means the Participant’s voluntary termination of employment, following four (4) month’s advance notice thereof by the Participant delivered to the Chief Human Resources Officer of the Company, if at the time of such termination of employment the Participant (i) is at least age 65 and has continuously served as an employee of the Company or an Affiliate for at least the prior five (5) years, (ii) is at least age 60 and has continuously served as an employee of the Company or an Affiliate for at least the prior 15 years, or (iii) has continuously served as an employee of the Company or an Affiliate for at least the prior 30 years; provided, however, that, in any such case, if at the time of such termination of employment the Committee has determined that the Participant has engaged in a Prohibited Activity (as defined in Section 4(c)) such termination of employment shall not qualify as a “Retirement.” For purposes of this Agreement, "Disability" means that the Participant has ceased active employment with the Company and its Affiliates on account of a permanent and total disability as defined in Section 22(e)(3) of the Code. For purposes of this Agreement, the Participant’s termination will be deemed to be an involuntary termination without "Cause" unless prior to such termination the Committee determines that the Participant engaged in a Prohibited Activity (as defined in Section 4(c)) and that the Participant is being terminated for Cause.
d.    Change in Control. In the event of a Change in Control of the Company (other than an event qualifying as a Change of Control under Section 1.05(b) or Section 1.05(c) of the Plan) prior to the settlement of the Performance-based Share Units, the provisions of Article X of the Plan shall apply with respect to the vesting of any Performance-based Stock Units, and the Committee shall determine whether and to what extent the Participant’s Performance-based Stock Units will be deemed to be vested and the time of settlement of such Performance-based Stock Units.

4.    Terms and Conditions.
a.    Time of Settlement. Except to the extent that the Committee determines another time for settlement of Performance-based Stock Units vested pursuant to Section 3(d), the Company will effect settlement of all Performance-based Stock Units (i) that are or become vested in connection with the Liquidity Event as soon as practicable after the Committee shall have certified, pursuant to Section 3(b), the number of Performance-based Stock Units deemed vested with respect to the Liquidity Event, but in any event no later than December 31 of the calendar year in which the Liquidity Event occurs, except that if the Liquidity Event occurs at any time in October, November or December, the deadline for settling such vested Performance-based Stock Units shall be March 15 of the following calendar year.
b.    Manner of Settlement. Vested Performance-based Stock Units shall be settled by the Company in shares of Common Stock, or, if determined by the Committee, in cash or a combination of shares of Common Stock and cash, in accordance with this Section 4(b). At its option, and with respect to any vested Performance-based Stock Unit, the Company will:
i.    issue to the Participant (or the Participant’s estate, if the Participant is deceased) a whole number of shares of Common Stock for such vested Performance-based Stock Unit based on performance as certified in accordance with Section 3(b); or
ii    pay to the Participant (or the Participant’s estate, if the Participant is deceased) an amount of cash equal to the Per Share Price for the Liquidity Event.
c.    Misconduct.
i.    The Committee shall have the authority to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any vested or nonvested Performance-based Stock Units awarded under this Agreement if the Committee determines that the Participant has (i) violated the Company’s Code of Conduct (as in effect from time to time); (ii) violated any law (other than misdemeanor traffic violations) and thereby injured or damaged the business reputation or prospects of the Company or an Affiliate; or (iii) engaged in intentional misconduct that caused, or materially contributed to, the need for a substantial restatement (voluntary or required) of the Company’s financial statements filed with the Securities and Exchange Commission (the foregoing enumerated items being hereinafter referred to, individually or collectively, as a "Prohibited Activity").
ii.    In the event the Committee in its discretion determines that the Participant has engaged in a Prohibited Activity at any time prior to six months after the settlement of any vested Performance-based Stock Units, the Committee may rescind the settlement of any Performance-based Stock Units hereunder, provided the Committee takes such action within two years after the occurrence of the Prohibited Activity. Upon such rescission, the Company at its sole option, may require the Participant to (a) deliver and convey to the Company the shares of Common Stock issued in settlement of the Performance-based Stock Units awarded hereunder; (b) in the case any such shares of Common Stock have been sold in a market transaction to an unrelated party by the Participant, pay to the Company an amount equal to the proceeds from the sale of such shares; (c) in the case any such shares of Common Stock have otherwise been disposed of by the Participant, pay to the Company an amount in cash equal to the product of the number of such shares multiplied by the closing price for a share of Common

Stock, as reported on the primary securities market on which the Common Stock is then traded, on the date the Committee determined that the Participant has engaged in the Prohibited Activity pursuant to Section 4(c) hereof, and if such date is not a day on which such securities market is open for trading shares of the Common Stock, then on the next succeeding day on which such securities market is open for trading shares of the Common Stock; (d) pay to the Company an amount of cash equal to the amount of cash paid by the Company in settlement of any Performance-based Stock Units awarded hereunder. The Company shall be entitled to set-off any such amount owed to the Company against any amount or benefit owed to the Participant by the Company, and the Participant shall forfeit the amount or benefit applied to set-off such amount owed to the Company. Further, if the Company commences an action against such Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Participant engaged in a Prohibited Activity, the Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.
Iii    With respect to shares of Common Stock subject to rescission under Section 4(c), the Participant does hereby irrevocably constitute and appoint each of the Pyxus International, Inc. Corporate Secretary and the Senior Vice President, Chief Human Resources Officer, as the Participant’s attorney to transfer on the books of the Company, with full power of substitution in the premises, any shares of Common Stock the issuance or delivery of which is rescinded in accordance with this Agreement. Such person or persons shall use the authority granted in this Section 4(c)(iii) to cancel any shares of Common Stock the issuance or delivery of which is rescinded under Section 4(c).
5.    Assignability. The Performance-based Stock Units, including any interest therein, shall not be transferable or assignable, except by the Participant’s will or by the laws of descent and distribution.
6.    Shareholder Rights. The Participant will have no voting, dividend or other shareholder right with respect to the Performance-based Stock Units. With respect to the Common Stock issued to the Participant pursuant to this Agreement, the Participant will be treated as a shareholder of the Company and shall have applicable voting, dividend and other shareholder rights beginning on the actual date of issue.
7.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Participant or other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In accordance with procedures established by the Company, the Company may withhold from Common Stock delivered to the Participant, sufficient shares of Common Stock (valued as of the preceding day) to satisfy withholding and employment taxes, or the Company shall direct the Participant to pay to the Company in cash or Common Stock (valued as of the day preceding the payment) sufficient amounts or shares to satisfy such obligation.
8.    No Right to Employment. The Plan and this Agreement will not confer upon the Participant any right with respect to the continuance of employment or other service with the Company or any Affiliate and will not interfere in any way with any right that the Company or any Affiliate would otherwise have to terminate any employment or other service of the Participant at any time. For purposes of this Agreement, the continuous employ of the Participant with the Company or an Affiliate shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or any Affiliate by reason of (a) the transfer of his or her employment among the Company and its Affiliates or (b) an approved leave of absence.
9.    Not Part of Regular Compensation. The Participant agrees and acknowledges that benefits under this Agreement are subject to the Company’s achievement of certain performance and stock listing objectives and are further subject to the Committee’s discretion to decrease the number of Performance-based Stock Units that vest. This Agreement shall not be construed as a guarantee that the Participant will earn or accrue a benefit. The Participant agrees and acknowledges that the Performance-based Stock Units and any benefits that may be earned with respect thereto are not and shall not be treated as part of the Participant’s regular compensation for any purpose.
10.    Relation to Other Benefits. Except as specifically provided, any economic or other benefit to the Participant under this Agreement or the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Affiliate and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or an Affiliate.
11.    Compliance with Section 409A of the Code.
a.    This Agreement shall at all times be construed in a manner to comply with Section 409A of the Internal Revue Code ("Code Section 409A"), including, if applicable, compliance with any exemptions from Code Section 409A.
b.    The parties intend that all amounts realized by or payable to Participant or any other party pursuant to this Agreement will qualify as short-term deferrals within the meaning of Treas. Reg. § 1.409A-1(b)(4) and will not be treated as “deferred compensation” for purposes of Code Section 409A.
c.    In no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated or delayed in violation of Code Section 409A.
d.    If Participant is a "specified employee" within the meaning of Code Section 409A, any amount payable upon Participant’s separation from service that is considered deferred compensation under Code Section 409A (and is not exempt from Code Section 409A) cannot be paid prior to the earlier of (i) six months after the date of Participant’s separation from service or (ii) the date of Participant’s death.
e.    The Committee and the Company and its Affiliates do not represent or guarantee to any Participant that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in the Plan. The Participant is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant is liable as a result of this Agreement and the Participant’s participation in the Plan.
12.    Change in Capital Structure. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article XI of the Plan.

13.    Impact of Change in Control. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article X of the Plan.
14.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.
15.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Award.
16.    Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and Participant agrees to be bound by all the terms and provisions thereof.
17.    Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
18.    Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, then this Agreement and the grant of Performance-based Stock Units hereunder shall be deemed invalid and unenforceable in its entirety due to failure of consideration.
19.    Committee Discretion. The Committee shall have all of the powers granted under the Plan, including but not limited to the powers granted under Article III of the Plan and the authority and discretion to interpret the provisions of this Agreement and to make any decisions or take any actions necessary or advisable for the administration of this Agreement.
20.    Amendment. The Board may at any time amend, modify or terminate the Plan and the Committee may at any time amend or modify this Agreement; provided, however, that no such action of the Board or the Committee shall adversely affect the Participant’s rights under this Agreement without the consent of the Participant. The Board or the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Board, the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.
21.    Compensation Recovery. This Award shall be subject to any compensation recovery policy adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the sole discretion of the Company. As consideration for and by accepting the Award, the Participant agrees that all prior equity awards made by the Company to the Participant shall become subject to the terms and conditions of the provisions of this Section 21.
22.    Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and the translated version is different than the English version, the English version shall control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his or her signature hereto.

PYXUS INTERNATIONAL, INC.

By: _________________________________

Participant: _____________________________

EXHIBIT A
PERFORMANCE-BASED SHARE UNIT PLAN AWARD AND PAYOUT
The following sets forth the specified target and maximum levels of the Per Share Price of the Liquidity Event for the Performance–based Stock Units and the percentage of the amount of Stock Units specified in Section 2 to be paid out upon the vesting of such Performance–based Stock Units at such levels (expressed as a percentage of the number of such Stock Units):

	Below Target	Target	Maximum
Per Share Price	$[____]	$[____]	$[____]
Share Payout (as a percentage of the number of Stock Units specified in Section 2)	0%	100%	200%

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